Exhibit 3.231

State of Delaware Secretary of State Division of Corporations Delivered 02:07 PM 10/26/2007 FILED 02:07 PM 10/26/2007 SRV 071159782 - 4447232 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is West Valley Enterprises, LLC

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington. The Delaware 19808 name of its Registered agent at such address is The Company Corporation.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 26th day of October, 2007.

By:	/s/ James F. Mosier
Authorized Person(s)

Name:	James F. Mosier
Typed or Printed

State of Delaware Secretary of State Division of Corporations Delivered 02:14 PM 01/10/2008 FILED 02:14 PM 01/10/2008 SRV 080031413 - 4447232 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: WEST VALLEY ENTERPRISES, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: FIRST. The name of the limited liability company is UCP, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 10TH day of JANUARY, A.D. 2008.

By:	/s/ James F. Mosier
Authorized Person(s)

Name:	James F. Mosier
Print or Type